                                                                    Exhibit 12.2


                      SECURITY CAPITAL GROUP INCORPORATED
              COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED SHARE DIVIDENDS

                         (DOLLAR AMOUNTS IN THOUSANDS)



                                                         Year Ended December 31,
                                         ---------------------------------------------------------
                                             1998        1997      1996       1995(a)     1994
                                         ---------   ---------   ---------   ---------   ---------

Net Earnings (loss) from Operations      $  67,480   $  38,241   $  (9,693)  $ (21,274)  $  11,849
Add:
    Interest Expense                        82,203     104,434     117,224     103,804      53,789
                                         ---------   ---------   ---------   ---------   ---------

Earnings as Adjusted                     $ 149,683   $ 142,675   $ 107,531   $  82,530   $  65,638
                                         =========   =========   =========   ==========  =========

Combined Fixed Charges and
    Preferred Share Dividends:
    Interest Expense                     $  82,203   $ 104,434   $ 117,224   $ 103,804   $  53,789
    Capitalized Interest                    26,703      69,883      11,448       4,404       3,184
                                         ---------   ---------   ---------   ---------   ---------

                                           108,906     174,317     128,672     108,208      56,973
    Preferred Share Dividends (b) (c)       22,315(d)   15,416      12,352          --          --
                                         ---------   ---------   ---------   ---------   ---------

Combined Fixed Charges and
    Preferred Share Dividends            $ 131,221   $ 189,733   $ 141,024   $ 108,208   $  56,973
                                         =========   =========   =========   =========   =========

Ratio of Earnings to Combined Fixed
    Charges and Preferred Share
    Dividends                                  1.1         0.8         0.8         0.8         1.2
                                         =========   =========   =========   =========   =========

(a) Excludes a one-time non-cash expense item ($158.4 million) incurred in acquiring the Services Division from a related party.
(b)  The Preferred dividends have been increased to show a pretax basis.
(c)  Security Capital had no preferred dividends prior to 1996.
(d) Excludes a one-time non-cash dividend of $19.8 million incurred in conjunction with the exchange of Series A Preferred Shares for Series B Preferred Shares.